Exhibit 99.1

Portola Pharmaceuticals Reports Fourth Quarter and Year-End 2014

Financial Results and Provides Corporate Update

Conference Call Today at 8:30 a.m. ET

South San Francisco, Calif. (March 2, 2015) – Portola Pharmaceuticals (Nasdaq: PTLA) today provided a corporate update and reported its financial results for the fourth quarter and year ended December 31, 2014.

“We are off to a terrific start in 2015 as we build on the momentum we established in 2014. We achieved several important clinical, regulatory and manufacturing milestones that put us on track to achieve our goal of launching three potentially groundbreaking products – our first expected in 2016, our second planned for 2017 and potentially a third thereafter with cerdulatinib. Each of these products target multi-billion dollar hospital or specialty-based markets in thrombosis and hematologic cancers,” said William Lis, chief executive officer of Portola. “With betrixaban, the pivotal Phase 3 APEX Study successfully passed its futility analysis, keeping it on track to be the first potential anticoagulant approved for extended venous thromboembolism (VTE) prophylaxis in acute medically ill patients. We also reported additional positive Phase 3 trial results to support the 2015 Biologics License Application for andexanet alfa, our universal Factor Xa inhibitor antidote. Finally, for our oral, dual Syk-JAK kinase inhibitor, cerdulatinib, we established proof of concept in our ongoing Phase 1 study in patients with hematologic cancers, and we are advancing to expansion cohorts. During the remainder of 2015, we will focus on pre-commercialization efforts for andexanet alfa and betrixaban, and executing on several value-creating clinical and regulatory milestones.”

Recent Achievements

Betrixaban – Potential first-to-market oral Factor Xa inhibitor anticoagulant for in-hospital and post-discharge prevention of venous thromboembolism (VTE) in acute medically ill patients

•	The Independent Data Safety Monitoring Committee (IDMC) completed a futility analysis of the pivotal Phase 3 APEX Study and recommended that the Company proceed with the study as planned without modification based on its analysis of preliminary efficacy trends and safety reports. Pooled blinded aggregate VTE event rates in the study remain on target.

•	Continued to enroll patients in APEX at more than 450 global sites, with the study now greater than 70 percent enrolled.

Andexanet Alfa – Factor Xa inhibitor antidote on Accelerated Approval pathway and U.S. Food and Drug Administration (FDA)-designated breakthrough therapy

•	Presented data from the first part (andexanet bolus only) of the Phase 3 ANNEXATM-Apixaban study in an oral session at the American Heart Association (AHA) Annual Scientific Sessions. Results demonstrated that the study achieved all of its primary and secondary endpoints with high statistical significance. Andexanet was well tolerated with no serious adverse events reported.

•	Announced that the first part (andexanet bolus only) of the Phase 3 ANNEXA-Rivaroxaban study achieved all of its primary and secondary endpoints with high statistical significance. Andexanet was well tolerated with no serious adverse events reported.

•	Presented positive results from a Phase 2 study demonstrating that andexanet alfa reversed the anticoagulant effect of Daiichi Sankyo’s edoxaban in healthy volunteers at the American Society of Hematology (ASH) 2014 Annual Meeting.

•	Initiated ANNEXA-4, an open-label, single-arm, confirmatory Phase 4 study in patients receiving apixaban, rivaroxaban, enoxaparin or edoxaban who present with an acute major bleed to support an Accelerated Approval pathway for andexanet.

•	Granted orphan drug designation by the FDA’s Office of Orphan Products Development.

Cerdulatinib – Oral, dual Syk/JAK kinase inhibitor for hematologic cancers

•	Presented interim Phase 1 data in patients with relapsed/refractory chronic lymphocytic leukemia and B-cell non-Hodgkin lymphoma at the ASH 2014 Annual Meeting. The Phase 1 part of this Phase 1/2a study is ongoing, and we continue to seek the maximum tolerated dose.

Corporate

•	Announced that Robert Califf, M.D., retired from the Board of Directors to accept a position as the Deputy Commissioner for Medical Products and Tobacco at the FDA.

•	Appointed two biotechnology industry veterans, Laura Brege and Dr. Dennis Fenton, to the Board of Directors.

Anticipated Upcoming Events and Milestones

Betrixaban

•	Conduct an additional planned safety review of the APEX Study by mid-year.

•	Complete patient enrollment in APEX by the end of 2015.

•	Report top-line APEX data in early 2016.

•	Submit a New Drug Application (NDA) to the FDA in 2016.

Andexanet Alfa

•	Present data from the first part (andexanet bolus only) of the Phase 3 ANNEXA-Rivaroxaban study on Monday, March 16, 2015, in an oral session at the American College of Cardiology’s (ACC) 64th Annual Scientific Session in San Diego.

•	Announce top-line data from the second part (bolus plus continuous infusion) of the Phase 3 ANNEXA-Apixaban and ANNEXA-Rivaroxaban studies in the first half of 2015.

•	Initiate a Phase 2 betrixaban reversal study and report data this year.

•	Continue to conduct additional validation with CMC Biologics to support a Biologics License Application (BLA) and commercial launch.

•	Scale-up commercial manufacturing process at Lonza to support broader worldwide demand.

•	Submit a BLA to the FDA under an Accelerated Approval pathway at the end of 2015.

Cerdulatinib

•	Complete the Phase 1 part of the study and seek to identify the maximum tolerated dose.

•	Begin enrolling patients with chronic lymphocytic leukemia and non-Hodgkin lymphoma in clinical expansion cohorts.

Fourth Quarter and Year-End Financial Results

Collaboration revenue for the fourth quarter of 2014 earned under Portola’s collaborations with Bristol-Myers Squibb Company and Pfizer, Bayer Pharma and Janssen Pharmaceuticals, Daiichi Sankyo and Lee’s Pharmaceutical was $2.4 million compared with $2.1 million for the fourth quarter of 2013. Collaboration revenue for the year ended December 31, 2014, was $9.6 million compared with $10.5 million for the year ended December 31, 2013.

Total operating expenses for the fourth quarter of 2014 were $41.7 million compared with $27.4 million for the same period in 2013. Total operating expenses for the year ended December 31, 2014, were $147.2 million compared with $94.7 million for 2013. Total operating expenses for the full year ended December 31, 2014, included $9.3 million in stock-based compensation expense compared with $5.0 million for 2013. Research and development expenses were $123.6 million for the year ended December 31, 2014, compared with $79.3 million for 2013, as the Company continued to support its Phase 3 APEX Study of betrixaban, its Phase 3 and studies of andexanet alfa, its Phase 1/2a clinical study of cerdulatinib, and its manufacturing scale-up and build-out in preparation for the launch of andexanet alfa. General and administrative expenses for the fourth quarter of 2014 were $6.9 million compared with $4.8 million for the same period in 2013. General and administrative expenses for the year ended December 31, 2014, were $23.6 million compared with $15.4 million for 2013, as the Company increased headcount to support its growth, resulting in higher headcount-related costs including stock-based compensation expense, higher legal and professional fees to support general corporate activities, and ongoing costs associated with being a public company including compliance with the Sarbanes-Oxley Act of 2002.

For the fourth quarter of 2014, Portola reported a net loss of $39.3 million, or $0.82 net loss per share, compared with a net loss of $25.1 million, or $0.63 net loss per share, for the same period in 2013. Shares used to compute net loss per share attributable to common stockholders were 48.2 million for the fourth quarter of 2014 compared with 39.8 million for the same period in 2013. Net loss for the year ended December 31, 2014, was $137.1 million or $3.19 net loss per share, compared with a net loss of $83.4 million, or $3.65 net loss per share, for the same period in 2013. Shares used to compute net loss per share attributable to common stockholders were 43.0 million for 2014 compared with 22.8 million for 2013.

Cash, cash equivalents and investments at December 31, 2014, totaled $392.3 million compared with $319.0 million as of December 31, 2013.

2015 Annual Financial Guidance

Portola expects to independently advance its three wholly-owned assets through key milestones during 2015, including submitting the BLA for andexanet and completing enrollment of the APEX study. For 2015, Portola expects total pro-forma operating expenses to be between $220 million and $235 million, excluding stock-based compensation. These expenses will be primarily in support of its ongoing Phase 3 registration studies for its two lead programs, including the APEX Study of betrixaban and the Phase 3 ANNEXA series with andexanet alfa, the ongoing Phase 4 ANNEXA-4 study of andexanet alfa, manufacturing work to produce andexanet alfa at commercial scale, the BLA filing for andexanet alfa, and the Phase 1/2a clinical study of cerdulatinib. Portola expects to end 2015 with approximately $165 million to $180 million in cash, cash equivalents and investments.

Non-GAAP Financial Projection

This press release and the reconciliation table included herein include a non-GAAP projection of 2015 operating expenses, excluding stock-based compensation. A reconciliation to projected GAAP 2015 operating expenses is provided in the accompanying table entitled “Reconciliation of GAAP to Non-GAAP Projected Operating Expenses.” Portola management believes this non-GAAP information is useful for investors because it provides information about the Company’s ability to independently advance its assets.

Conference Call Details

To access the live conference call today, March 2, 2015, at 8:30 a.m. Eastern Time via phone, please dial (877) 280-4958 from the United States and Canada or +1 (857) 244-7315 internationally. The participant passcode is 71124473. Please dial in 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at: http://investors.portola.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary. A replay of the webcast will be available on the Company’s website for 30 days following the live event.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that could significantly advance the fields of thrombosis and other hematologic diseases. The Company is advancing its three wholly-owned programs using novel biomarker and genetic approaches that may increase the likelihood of clinical, regulatory and commercial success of its potentially life-saving therapies. Portola’s partnered program is focused on developing selective Syk inhibitors for inflammatory conditions.

Betrixaban

Portola’s wholly-owned, oral, once-daily Factor Xa inhibitor betrixaban is being evaluated in the only biomarker-based Phase 3 study for hospital-to-home prophylaxis of venous thromboembolism (VTE) in acute medically ill patients. Betrixaban’s distinct properties may have the potential to allow the agent to demonstrate efficacy without the significant increase in the rate of major bleeding that was seen in this patient population with other Factor Xa inhibitors. If approved, betrixaban could be the first anticoagulant for both hospital and post-discharge VTE prophylaxis and the standard of care in this large market of more than 20 million patients in the G7 countries alone.

Andexanet Alfa

Andexanet alfa, an FDA-designated breakthrough therapy, is a recombinant protein designed to reverse the anticoagulant effect in patients treated with an oral or injectable Factor Xa inhibitor. Andexanet alfa has the potential to be a first-in-class antidote for anticoagulated patients who suffer a major bleeding episode or require emergency surgery. Portola has entered into Phase 3 clinical collaboration agreements with all of the manufacturers of direct Factor Xa inhibitors – Bristol-Myers Squibb and Pfizer (Eliquis [apixaban]), Bayer HealthCare and Janssen Pharmaceuticals (XARELTO® [rivaroxaban]), and Daiichi Sankyo (edoxaban) – while retaining all commercial rights to andexanet alfa. The Company is currently evaluating andexanet alfa in the Phase 3 and Phase 4 ANNEXA™ (Andexanet Alfa a Novel Antidote to the Anticoagulant Effects of fXA Inhibitors) registration studies.

Cerdulatinib

Portola’s product candidate in the area of hematologic cancer, cerdulatinib, is an orally available molecule that uniquely inhibits two validated tumor proliferation pathways – spleen tyrosine kinase (Syk) and janus kinase (JAK). It is currently being evaluated in a Phase 1/2a proof-of-concept study in patients with B cell leukemias or lymphomas with a focus on genetically-defined subtypes, as well as in patients who have failed therapy due to relapse or acquired mutations.

For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking Statement

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, 2015 annual financial guidance, the timing and occurrence of events described under the section “Anticipated Upcoming Events and Milestones,” our goal of becoming a fully commercialized biopharmaceutical company, and our intention to independently advance our product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: we expect to incur losses for the foreseeable future and will need additional funds to finance our operations; our operating results fluctuate significantly; our estimates regarding our ability to initiate and/or complete our clinical trials and the timing and expense of these trials may not be accurate; enrollment in our clinical trials may be delayed; our clinical trials may not demonstrate the efficacy and safety of our product candidates; we may not be able to manufacture our product candidates on a commercial scale in a timely or cost-efficient manner; our estimates regarding expenses and capital requirements may not be accurate; our ability to successfully build a hospital-based sales force and commercial infrastructure; regulatory developments in the United States and foreign countries may adversely affect our operations or prospects; we must obtain and maintain intellectual property protection for our product candidates; the loss of key scientific or management personnel could adversely affect our operations; our stock price may be volatile; and investors in our common stock could incur substantial losses and securities or industry analyst reports could cause our stock price to decline. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K which we expect to file on or about March 2, 2015. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

# # #

Investor Contact:	Media Contact:
Alexandra Santos	Joey Fleury
Portola Pharmaceuticals	BrewLife
ir@portola.com	jfleury@brewlife.com
650.246.7239	415.946.1090

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Collaboration and license revenue	$2,412	$2,057	$9,625	$10,531
Operating expenses:
Research and development	34,722	22,644	123,639	79,286
General and administrative	6,950	4,769	23,552	15,423

Total operating expenses	41,672	27,413	147,191	94,709

Loss from operations	(39,261)	(25,356)	(137,566)	(84,178)
Interest and other (expense) income, net	5	294	441	826

Net loss attributable to common stockholders	$(39,256)	$(25,062)	$(137,125)	$(83,352)

Shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	48,153,468	39,781,245	42,977,463	22,842,443

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.82)	$(0.63)	$(3.19)	$(3.65)

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheet Data

(In thousands)

	December 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash, cash equivalents and investments	$392,303	$319,036
Total current assets	315,077	272,707
Property and equipment, net	2,776	2,600
Total assets	416,495	325,731
Accounts payable	14,084	3,232
Accrued and other liabilities	13,966	17,796
Deferred revenue (current portion and long-term)	36,585	5,211
Total current liabilities	41,131	25,555
Total liabilities	68,693	29,396
Total stockholders’ equity	347,802	296,335

Reconciliation of GAAP to Non-GAAP Projected Operating Expenses

(in millions)

	Low	High
2015 Operating Expenses—GAAP	$233.0	$248.0

Stock-based compensation expense	13.0	13.0

2015 Operating Expenses—Non-GAAP	$220.0	$235.0